Exhibit 5.1

September 24, 2024

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, North Carolina 27713

Ladies & Gentlemen:

We have acted as special counsel to Humacyte, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 115,705 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and (ii) additional shares of Common Stock having aggregate sales proceeds of up to $50,000,000 (the “Purchase Shares” and, together with the Commitment Shares, the “Shares”), pursuant to the Purchase Agreement, dated September 24, 2024 (the “Purchase Agreement”), by and between the Company and Lincoln Park Capital Fund, LLC. The offer and sale of the Shares are registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-267225), which was filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2022 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i)	the Purchase Agreement;

(ii)	the Registration Statement;

(iii)            the prospectus, consisting of the prospectus, dated September 9, 2022 (the “Base Prospectus”), as supplemented by a prospectus supplement, dated September 24, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, filed with the Commission on September 24, 2024, pursuant to Rule 424(b) under the Securities Act; and

(iv)            such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have further assumed (i) that each sale of Purchase Shares will be duly authorized by the board of directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 12,500,000 Purchase Shares will be sold pursuant to the Purchase Agreement; (iii) that the price at which the Purchase Shares are sold will equal or exceed the par value of the Common Stock, and (iv) that the aggregate number of Shares issuable pursuant to the Purchase Agreement will not at any time exceed the number of shares of Common Stock available for issuance by the Company under the Company's second amended and restated certificate of incorporation, whether as a result of future issuances of Common Stock, anti-dilution adjustments with respect to outstanding Company securities and/or other matters.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company pursuant to the terms of the Purchase Agreement and upon receipt by the Company of full payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP